EXHIBIT 99.1

SELECTED FINANCIAL DATA

As discussed in Note 2(a) to our Consolidated Financial Statements included elsewhere in this Current Report on Form 8-K, the following selected financial data have been adjusted for the retrospective application of Statement of Financial Accounting Standard No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an Amendment of ARB No. 51” (SFAS No. 160). This selected financial data should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained in Item 8. “Financial Statements and Supplementary Data” of this report. The historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended
(in thousands, except per share amounts)	April 30, 2009	April 30, 2008	April 30, 2007	April 30, 2006	April 30, 2005
Summary of Operations
Operating loss (1) (2)	$107,121	$125,100	$90,877	$55,540	$5,244
Net loss attributable to common stockholders (2)	$88,966	$91,031	$86,263	$52,641	$5,109
Net loss attributable to common stockholders per share (basic and diluted) (2)	$0.34	$0.40	$0.50	$0.64	$0.16
Total Assets	$435,185	$510,119	$438,217	$47,238	$12,574
Long Term Obligations	$5,382	$8,183	$3,075	$—	$163
Balance Sheet Data
Cash and cash equivalents	$6,986	$26,498	$32,394	$16,127	$1,022
Short-term investments	$25,209	$19,812	$2,000	$6,000	$—
Working capital	$26,392	$34,226	$5,819	$3,838	$(1,766)
Stockholders’ equity (2)	$357,095	$399,766	$295,155	$22,273	$6,258
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(1) Defined as loss before income taxes and loss attributable to noncontrolling interest
(2) Operating loss, Net loss attributable to common stockholders and Net loss attributable to common stockholders per share for the year ended April 30, 2009 and Stockholders’ equity as of April 30, 2009 were corrected to reflect an overstated accrual of discretionary bonus plan for employees. See note 2(b), Immaterial Correction, to our Consolidated Financial Statements in this Form 8-K for additional information.